Exhibit 23.2

Board of Directors

PhotoWorks, Inc.

Seattle, WA 98104

Consent of Independent Registered Public Accounting Firm

We consent to the use of our audit report dated December 29, 2006 on the financial statements of PhotoWorks, Inc. as of September 30, 2006, and its incorporation by reference, in the filing of the Form S-8.

/s/ Williams & Webster, P.S.

Williams & Webster, P.S.

Certified Public Accountants

Spokane, Washington

June 22, 2007